Exhibit 99.1

IFF Reports Third Quarter 2011 Results

Reported Sales Increased 6%, Local Currency Sales Up 1%

Reported Operating Profit Increased 7%, Adjusted Operating Profit Grew 4%

Reported EPS Increased 5%, Adjusted EPS Increased 2%

NEW YORK--(BUSINESS WIRE)--November 8, 2011--International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, today reported third quarter 2011 revenue of $714 million, six percent higher than the prior year period. Excluding the impact of foreign currency, revenue in local currency increased one percent. Reported earnings per share (EPS) increased five percent to $1.00 compared to $0.95 for the third quarter 2010. EPS in 2011 included a $0.01 per share benefit associated with the reversal of restructuring liabilities, as compared to a $0.03 per share expense related to restructuring efforts in Europe in the prior year period. Excluding these items from each period, adjusted EPS for the third quarter increased two percent to $1.00 versus $0.98 in the prior year quarter.

“Our category, customer and geographic diversity continued to support our financial results in the third quarter,” said Doug Tough, Chairman and Chief Executive Officer. “The Flavors business continued to gain market share led by our innovative health and wellness portfolio and double-digit growth in the emerging markets. In Fragrances, results were pressured by price-driven volume declines in Ingredients, where changes in volume are more price sensitive, and a general weakening of our more discretionary categories such as Fine Fragrance and Beauty Care. Fortunately, our emphasis on improved pricing and cost control, as well as favorable foreign exchange benefits, helped produce positive financial results on a consolidated basis.”

Mr. Tough continued, “Given our year-to-date performance, plus a more cautious outlook for the fourth quarter, we now expect local currency sales growth and adjusted EPS growth to approach the low end of our long-term financial targets for the full year 2011. Despite the challenging economic conditions, we continue to believe we can deliver adjusted operating profit growth above our long-term targets driven by our efforts in pricing, the benefit of previous restructuring activities, and cost control initiatives.”

THIRD QUARTER 2011

Flavor Business Unit

Local currency sales in the third quarter increased eight percent over the prior year period as double-digit growth in the emerging markets continued to drive results. In the developed markets, growth in North America was once again the strongest, led by several health and wellness initiatives. From a category perspective, Savory continued to grow double-digits for the fourth consecutive quarter and Beverage was up high single-digits for the eighth consecutive quarter.

Operating profit increased 13 percent, or $8 million, to $71 million in the third quarter as sales growth, including pricing, and continued cost discipline drove results. Operating profit margin declined 10 bps versus the prior year period to 20.9 percent as pricing actions and cost control virtually covered the impact of higher raw material costs on operating profit margin.

Fragrance Business Unit

Local currency sales in the third quarter declined five percent against a 15 percent increase in the prior year period. In Fine Fragrance & Beauty Care, new business wins and price increases were more than offset by volume declines on existing business. Functional Fragrance results were similar to year-ago levels as new business wins, the realization of price increases and continued success in the Home Care category balanced volume declines. Fragrance Ingredients was most challenged, as price increases to reduce the impact of rising raw materials costs substantially impacted volumes of some lower value-added products.

Operating profit decreased by $9 million to $59 million in the third quarter, including a $1 million benefit associated with the reversal of restructuring liabilities, as compared to a $2 million expense related to restructuring efforts in Europe in the prior year period. Excluding these items from each period, adjusted operating profit declined by $12 million as strong double-digit increases in raw material costs and lower sales more than offset sequential improvements in pricing, the benefits associated with the European restructuring, and disciplined cost control. Adjusted operating profit margin fell 330 bps to 15.7 percent versus the year-ago period.

Sales performance by region and product category follows:

		% Change in Sales- Third Quarter 2011 vs. Third Quarter 2010
		Fine & Beauty	Functional	Ingredients	Total Frag.	Flavors	Total
North America	Reported	-2%	3%	-10%	-3%	9%	3%

EAME [1]	Reported	5%	11%	-8%	4%	15%	8%
	Local Currency	-6%	0%	-16%	-6%	5%	-2%

Latin America	Reported	-2%	1%	-15%	-2%	9%	2%
	Local Currency	-4%	1%	-16%	-3%	6%	0%

Greater Asia	Reported	1%	0%	-12%	-2%	17%	10%
	Local Currency	-2%	-3%	-15%	-4%	10%	4%

Total	Reported	1%	5%	-10%	0%	13%	6%
	Local Currency	-4%	0%	-15%	-5%	8%	1%

¹ Europe, Africa and Middle East

Third Quarter 2011 Highlights

  Gross profit, as a percentage of sales, was 39.0 percent compared with 42.3 percent in the prior year period as double-digit increases in raw material costs more than offset the benefits of increased pricing.
  Research, selling and administrative (RSA) expenses, as a percentage of sales, decreased 300 bps year-over-year to 21.1 percent reflecting lower incentive compensation accruals and cost control. Within RSA, research and development expense increased slightly driven by investments to support strategic growth initiatives.
  Operating profit increased $8 million to $129 million, including a $1 million benefit associated with a reversal of restructuring liabilities, as compared to a $2 million expense related to restructuring efforts in Europe in the prior year period. Excluding these items from each period, adjusted operating profit grew four percent, or $5 million, to $128 million as pricing actions, lower incentive compensation accruals, foreign exchange benefits, and cost control drove results. Adjusted operating profit margin decreased 40 bps to 17.9 percent versus 18.3 percent in the year-ago period.
  Interest expense declined $2 million year-over-year reflecting lower levels of outstanding debt.
  The effective tax rate was 26.9 percent as compared to 27.4 percent in the prior year period primarily reflecting a U.S. Research and Development credit in the 2011 period.

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionery and food products. The Company leverages its competitive advantages of consumer insight, research and development, creative expertise, and customer intimacy to provide customers with innovative and differentiated product offerings. A member of the S&P 500 Index, IFF has more than 5,500 employees working in 33 countries worldwide. For more information, please visit our website at www.iff.com.

Audio Webcast

An audio webcast to discuss the Company's third quarter 2011 financial results, and fourth quarter and full year 2011 outlook will be held today, November 8, 2011, at 10:00 a.m. EST. Interested parties can access the webcast and accompanying slide presentation on the Company's website at www.iff.com under the Investor Relations section. For those unable to listen to the live broadcast, a replay will be available on the Company's website approximately one hour after the event and will remain available on the IFF website for one year.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

Statements in this press release, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current assumptions, estimates and expectations. Certain of such forward-looking information may be identified by such terms as “expect”, “anticipate”, “believe”, “outlook”, “may”, “estimate” and “predict” similar terms or variations thereof. All information concerning future revenues, tax rates or benefits, energy costs, interest and other savings, capital expenditures, earnings and other future financial results or financial position, constitutes forward-looking information. Such forward-looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance, and involve significant risks, uncertainties and other factors, including assumptions and projections, for all forward periods. Actual results of the Company may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others, the following:

  General economic and business conditions in the Company’s markets and demand for the Company’s products, especially given the current disruption in global economic conditions, including economic and recessionary pressures;
  Decline in consumer confidence and spending and changes in consumer preferences;
  Competitive products and pricing pressures;
  Significant fluctuations in the value of the U.S. dollar;
  Population health and political uncertainties, and the difficulty in projecting the short and long-term effects of global economic conditions;
  Movements in interest rates;
  Volatility and deterioration of the capital and credit markets, and any adverse impact on our cost of and access to capital and credit;
  Fluctuations in the price, quality and availability of raw materials;
  The Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability, realization of price increases and growth targets;
  The level of success the Company achieves in developing and introducing new products and entering new markets;
  The impact of currency fluctuation or devaluation in the Company’s principal foreign markets, especially given the current disruptions to such currency markets, and the impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies;
  The outcome of uncertainties related to litigation or settlement, including pending patent litigation;
  The impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations;
  The effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments;
  Changes in federal, state, local and foreign tax legislation or the results of tax audits, assessments, or disputes may result in fluctuations in our tax obligations, effective tax rate or results of our operations;
  Any business disruptions due to political instability, armed hostilities, incidents of terrorism, natural disasters or the responses to or repercussion from any of these or similar events or conditions; and
  Adverse changes due to accounting rules or regulations.

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the Company (such as in our other filings with the Securities and Exchange Commission (“SEC”) or in company press releases) for other factors that may cause actual results to differ materially from those projected by the Company.

The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results. The Company can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this report or included in our other periodic reports filed with the SEC could materially and adversely impact our operations and our future financial results.

Any public statements or disclosures by IFF following this release that modify or impact any of the forward-looking statements contained in or accompanying this report will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this report.

International Flavors & Fragrances Inc.
Consolidated Income Statement
(Amounts in thousands except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

	2011	2010	% Change	2011	2010	% Change

Net sales	$713,775	$673,283	6	$2,143,635	$1,992,993	8
Cost of goods sold	435,400	388,235	12	1,283,377	1,152,737	11
Gross profit	278,375	285,048	(2)	860,258	840,256	2
Research and development	53,637	53,214	1	167,322	161,688	3
Selling and administrative	96,783	108,955	(11)	309,626	336,487	(8)
Restructuring and other charges	(645)	2,355		3,368	9,186
Interest expense	10,280	12,244		33,969	37,031
Other expense, net	5,846	2,097		12,957	6,967
Income before taxes on income	112,474	106,183	6	333,016	288,897	15
Income taxes	30,233	29,145	4	90,544	80,917	12
Net income	$82,241	$77,038	7	$242,472	$207,980	17

Earnings per share - basic	$1.01	$0.96		$3.00	$2.61
Earnings per share - diluted	$1.00	$0.95		$2.96	$2.58

Average shares outstanding
Basic	80,644	79,357	2	80,381	79,078	2
Diluted	81,628	80,266	2	81,422	79,997	2

International Flavors & Fragrances Inc.
Condensed Consolidated Balance Sheet
(Amounts in thousands)
(Unaudited)

	September 30,	September 30,
	2011	2010
Cash & cash equivalents	$107,283	$131,332
Receivables	518,967	451,804
Inventories	534,765	531,675
Other current assets	222,422	210,384
Total current assets	1,383,437	1,325,195

Property, plant and equipment, net	563,691	538,118
Goodwill and other intangibles, net	709,863	714,416
Other assets	296,538	294,726
Total assets	$2,953,529	$2,872,455

Bank borrowings and overdrafts, and
current portion of long-term debt	$154,652	$133,899
Other current liabilities	420,610	527,052
Total current liabilities	575,262	660,951

Long-term debt	757,070	787,668
Non-current liabilities	422,733	420,681

Shareholders' equity	1,198,464	1,003,155
Total liabilities and shareholders' equity	$2,953,529	$2,872,455

International Flavors & Fragrances Inc.
Consolidated Statement of Cash Flows
(Amounts in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2011	2010
Cash flows from operating activities:

Net income	$242,472	$207,980
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	56,245	60,137
Deferred income taxes	25,672	(40,720)
Gain on disposal of assets	(2,365)	(2,960)
Stock-based compensation	19,456	16,708
Pension settlement/curtailment	3,583	-
Changes in assets and liabilities
Current receivables	(71,928)	(60,926)
Inventories	(6,949)	(53,155)
Current payables	(125,030)	92,841
Changes in other assets/liabilities	(24,430)	(11,580)
Net cash provided by operations	116,726	208,325

Cash flows from investing activities:

Additions to property, plant and equipment	(74,743)	(53,597)
Purchase of investments	(1,733)	(3,592)
Maturities of net investment hedge	(2,220)	1,668
Proceeds from disposal of assets	469	1,541
Net cash used in investing activities	(78,227)	(53,980)

Cash flows from financing activities:
Cash dividends paid to shareholders	(65,174)	(59,605)
Net change in bank borrowings and overdrafts	83,292	(76,086)
Repayments of long-term debt	(100,000)	-
Proceeds from issuance of stock under stock-based plans	14,319	17,105
Excess tax benefits on stock-based payments	5,223	-
Net cash used in financing activities	(62,340)	(118,586)
Effect of exchange rates changes on cash and cash equivalents	(208)	(1,009)
Net change in cash and cash equivalents	(24,049)	34,750
Cash and cash equivalents at beginning of year	131,332	80,135
Cash and cash equivalents at end of period	$107,283	$114,885

International Flavors & Fragrances Inc.
Business Unit Performance
(Amounts in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net Sales
Flavors	$340,610	$300,540	$1,024,604	$905,032
Fragrances	373,165	372,743	1,119,031	1,087,961
Consolidated	713,775	673,283	2,143,635	1,992,993

Operating Profit
Flavors	71,162	62,980	221,119	189,064
Fragrances	59,315	68,611	186,266	190,000
Global Expenses	(1,877)	(11,067)	(27,443)	(46,169)
Consolidated	128,600	120,524	379,942	332,895

Interest Expense	(10,280)	(12,244)	(33,969)	(37,031)
Other expense, net	(5,846)	(2,097)	(12,957)	(6,967)
Income before taxes on income	$112,474	$106,183	$333,016	$288,897

International Flavors & Fragrances Inc.
Reconciliation of Income
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.
	Third Quarter 2011
	Items Impacting Comparability
	Reported	Restructuring		Adjusted (Non-
	(GAAP)	Charges		GAAP)

Net Sales	$713,775	-
Cost of goods sold	435,400	-
Gross Profit	278,375	-
Research and development	53,637	-
Selling and administrative	96,783	-
RSA Expense	150,420	-
Restructuring and other charges	(645)	(645)	(a)	-
Operating Profit	128,600	(645)		127,955
Interest expense	10,280	-
Other expense, net	5,846	-
Income on taxes before income	112,474	(645)		111,829
Income taxes	30,233	166		30,067
Net income	82,241	(479)		81,762

Earnings per share - diluted	$1.00	$(0.01)	(b)	$1.00
(a)	A reversal of restructuring liabilities associated with the Fragrance European facilities rationalization
(b)	The sum of EPS Reported, plus the per share effects of items added back to reconcile to EPS as Adjusted, may not equal the total EPS as Adjusted, due to rounding differences.

	Third Quarter 2010
	Items Impacting Comparability
	Reported	Restructuring		Adjusted (Non-
	(GAAP)	Charges		GAAP)

Net Sales	$673,283	-
Cost of goods sold	388,235	-
Gross Profit	285,048	-
Research and development	53,214	-
Selling and administrative	108,955	-
RSA Expense	162,169	-
Restructuring and other charges	2,355	2,355	(a)	-
Operating Profit	120,524	2,355		122,879
Interest expense	12,244	-
Other expense, net	2,097	-
Income on taxes before income	106,183	2,355		108,538
Income taxes	29,145	(306)		29,451
Net income	77,038	2,049		79,087

Earnings per share - diluted	$0.95	$0.03		$0.98
(a)	Related to the Fragrance European facilities rationalization completed in 2010

International Flavors & Fragrances Inc.
Reconciliation of Income
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.
	Nine Months Ended September 30, 2011
	Items Impacting Comparability
	Reported	Restructuring		Adjusted (Non-
	(GAAP)	Charges		GAAP)

Net Sales	$2,143,635	-
Cost of goods sold	1,283,377	-
Gross Profit	860,258	-
Research and development	167,322	-
Selling and administrative	309,626	-
RSA Expense	476,948	-
Restructuring and other charges	3,368	3,368	(a)	-
Operating Profit	379,942	3,368		383,310
Interest expense	33,969	-
Other expense, net	12,957	-
Income on taxes before income	333,016	3,368		336,384
Income taxes	90,544	(827)		91,371
Net income	242,472	2,541		245,013

Earnings per share - diluted	$2.96	$0.03		$2.99
(a)	Related to the Fragrance European facilities rationalization completed in 2010
	Nine Months Ended September 30, 2010
	Items Impacting Comparability
	Reported	Restructuring		Adjusted (Non-
	(GAAP)	Charges		GAAP)

Net Sales	$1,992,993	-
Cost of goods sold	1,152,737	-
Gross Profit	840,256	-
Research and development	161,688	-
Selling and administrative	336,487	-
RSA Expense	498,175	-
Restructuring and other charges	9,186	9,186	(a)	-
Operating Profit	332,895	9,186		342,081
Interest expense	37,031	-
Other expense, net	6,967	-
Income on taxes before income	288,897	9,186		298,083
Income taxes	80,917	(1,135)		82,052
Net income	207,980	8,051		216,031

Earnings per share - diluted	$2.58	$0.10		$2.68
(a)	Related to the Fragrance European facilities rationalization completed in 2010

CONTACT:
International Flavors & Fragrances Inc.
Investor Relations:
Michael DeVeau, 212-708-7164